UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2012 (October 9, 2012)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York		10022-4608
(Address of Principal Executive Offices)		(Zip Code)

Office of Investor Relations	212-836-2674
Office of the Secretary	212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2012, Alcoa Inc. (“Alcoa”) entered into a settlement agreement with Aluminium Bahrain B.S.C. (“Alba”) resolving the civil lawsuit that had been pending in the U.S. District Court for the Western District of Pennsylvania since 2008, Civil Action number 08-299, styled Aluminium Bahrain B.S.C. v. Alcoa Inc., Alcoa World Alumina LLC, William Rice, and Victor Phillip Dahdaleh. Without admitting any liability, Alcoa agreed to make a cash payment to Alba of $85 million payable in two installments. One half was made at settlement and the other half will be made one year later. The settlement amount is within the range Alcoa previously estimated as its reasonably possible losses, which it disclosed in its second quarter 2012 earnings announcement. Alcoa said the settlement with Alba represents the best possible outcome and avoids the time and expense of complex litigation.

Based on the settlement agreement with Alba, Alcoa recorded a $40 million charge ($15 million after-tax and non-controlling interest) in the third quarter in addition to the $45 million charge ($18 million after-tax and non-controlling interest) it recorded in the second quarter. Alcoa estimates an additional possible after-tax charge of approximately $25-30 million to reflect an agreement between the shareholders of Alcoa World Alumina LLC regarding the cash costs of the settlement of the Alba civil lawsuit; such charge would be recognized in the event that a settlement is reached with the Department of Justice and the Securities and Exchange Commission regarding their investigations.

Upon execution of the settlement agreement, a stipulation of dismissal was filed with the court that requested that the case against Alcoa, Alcoa World Alumina LLC and William Rice be dismissed with prejudice.

Alcoa and Alba have also resumed a commercial relationship and have entered into an Alumina Price Index-based, long-term alumina supply agreement, demonstrating a mutual desire to work together going forward and the significant value that Alcoa brings to customers in the region through superior quality and optimal logistics of its alumina.

Item 2.02.	Results of Operations and Financial Condition.

On October 9, 2012, Alcoa issued a press release announcing its financial results for the third quarter of 2012. A copy of the press release is attached hereto as Exhibit 99 and incorporated herein by reference.

The information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99, is being furnished in accordance with the provisions of General Instruction B.2 of Form 8-K.

Forward-Looking Statements

This report contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “expects,” “estimates,” “would,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Alcoa; (c) the outcome of contingencies, including legal proceedings and government investigations; and (d) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report:

99 Alcoa Inc. press release dated October 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Audrey Strauss
Name: Audrey Strauss
Title: Executive Vice President, Chief Legal and Compliance Officer and Secretary

Date: October 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

99	Alcoa Inc. press release dated October 9, 2012.

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